EXHIBIT 99.1

1895 BANCORP OF WISCONSIN, INC. ANNOUNCES YEAR END FINANCIAL RESULTS

Greenfield, Wisconsin (February 27, 2020) - 1895 BANCORP OF WISCONSIN, INC. (Nasdaq: BCOW) (the “Company”), the holding company for PyraMax Bank, FSB (the “Bank”), announced today net income of $449,000, or $0.10 per diluted share, for the year ended December 31, 2019, compared to a net loss of $19,000 for the year ended December 31, 2018.

1895 Bancorp of Wisconsin was formed in January 2019 to serve as the mid-tier stock holding company for PyraMax Bank, FSB upon the reorganization of the Bank into a two-tier mutual holding company structure (the “Reorganization”).  As of December 31, 2018, the Reorganization had not been completed, and therefore, the Company had no assets or liabilities and had not conducted any business activities other than organizational activities as of and for the year ended December 31, 2018.  Accordingly, the financial information contained in this announcement relates solely to the Bank for the periods prior to January 8, 2019.

December 31, 2019 Year End Highlights:
•	Net income of $449,000, or $0.10 per diluted share, for the year ended December 31, 2019, compared to a net loss of $19,000 for the year ended December 31, 2018.
•	Total assets were $428.0 million, a decrease of $53.1 million, or 11.0% from $481.1 million at December 31, 2018.
•	Net loans were $310.7 million, a decrease of $59.1 million, or 16.0% from $369.8 million at December 31, 2018.
•	Total deposits were $344.6 million, a decrease of $61.5 million, or 15.2% from $406.1 million at December 31, 2018.

Operating Results
Net income was $449,000 for the year ended December 31, 2019, compared to a net loss of $19,000 for the year ended December 31, 2018.  Interest income increased $482,000, or 2.9%, to $17.2 million, primarily due to an increase of $1.5 million, or 15.6%, in interest earned on commercial loans, partially offset by a decrease of $1 million, or 25.2% in interest earned on residential mortgage loans during 2019.  Interest expense increased $700,000, or 16.5%, to $4.9 million as rates paid on interest-bearing deposits increased 30 basis points due to a changing interest rate environment and competitive pressures within our market area.  Net interest income before provision for loan losses was $12.3 million, a decrease of $218,000, or 1.8% from $12.5 million at December 31, 2018.   Upon a reevaluation of the credit risk within its loan portfolio, the Company reversed a $1 million provision for loan losses, which increased net interest income after provision for loan losses by $814,000, or 6.5% to $13.3 million.  Noninterest income increased $289,000, or 9.8% to $3.2 million primarily due to an increase in fees earned on the sale and servicing of residential mortgage loans which increased $249,000 or 17.6%, to $1.7 million.  Noninterest expense increased $467,000, or 3.0% to $16.1 million primarily due to $588,000 in professional fees incurred in connection with the Reorganization and related stock offering, as well as expenses associated with the establishment and funding of our charitable foundation in the 2019 period.

Balance Sheet
Total assets were $428.0 million, a decrease of $53.1 million, or 11.0% from $481.1 million at December 31, 2018, primarily due to a reduction in net loans were which decreased $59.2 million, or 16.0%.  The decrease in loans was due primarily to the sale of $29.1 million of first mortgage residential real estate loans into the secondary market to manage credit and interest rate risk.  The decrease in loans also included decreases in remaining first mortgage residential real estate loans and home equity lines of credit due to normal payment and refinancing activity, as well as a $9.8 million, or 4.4% reduction in commercial and commercial real estate loans due to prepayment activity.   Total deposits decreased $61.5 million, or 15.2%, due in part to a reduction in commercial deposits, which included approximately $18.2 million in stock offering proceeds at December 31, 2018.  Additionally, funds generated by the reduction in loan balances referred to above were used to pay off brokered certificates of deposit, which decreased $38.4 million, or 56.5%, to $29.6 million from the prior period.

About 1895 Bancorp of Wisconsin, Inc.
1895 Bancorp of Wisconsin (Nasdaq: BCOW) was formed in January 2019 to serve as the mid-tier stock holding company for PyraMax Bank, FSB upon the reorganization of the Bank into a two-tier mutual holding company.  PyraMax Bank, FSB is chartered as a federal savings bank.  The bank operates as a full-service financial institution, providing a full range of financial services, including the granting of commercial, residential and consumer loans and acceptance of deposits from individual customers and small businesses from its six offices located in the metropolitan Milwaukee, Wisconsin area.

Forward-Looking Statements
This release may contain certain “forward-looking statements” that represent 1895 Bancorp of Wisconsin, Inc.’s expectations or beliefs concerning future events.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q and other reports.  Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by 1895 Bancorp of Wisconsin, Inc. or on its behalf.  1895 Bancorp of Wisconsin, Inc. disclaims any obligation to update such forward-looking statements.  In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.